Exhibit 99.1

Press Release	Source: Arête Industries, Inc.

Arete Industries, Inc. Receives Funding Commitment to Close Acquisition
Friday, September 16, 2011

WESTMINSTER, Colorado, September 16, 2011 (GLOBE NEWSWIRE) - Arête Industries, Inc. (OTCQB:ARET) - News) today announced it has received an extension of its second monthly payment originally due on September 15, 2011, to the sellers under the oil and gas property Purchase and Sale Agreement dated July 29, 2011, but effective April 1, 2011. The payment due on September 15, 2011 and the final due on October 15, 2011 are now due on or before September 30, 2011 as part of the extension agreement. The final payment, if paid on September 30, 2011, will be approximately $5,120,000.

The Company also announced it is in the final stages of securing the funding commitments to close the Purchase and Sale Agreement on or before September 30, 2011. Although the Company is confident it will be able to obtain the necessary financing, such occurrence cannot be assured.

Donald Prosser, Chairman and Chief Executive Officer of Arête Industries, Inc. commented, “Closing on the acquisition of certain oil and gas assets is a major milestone for the Company.  The completion of the funding and closing of the acquisition will also enable Arête to apply for listing on a major exchange.”

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About the Company

The Company is the operator of a gas gathering system and holds oil and gas properties in the Rocky Mountain Region of the United States.  For additional information on the Company visit our website at http://www.areteindustries.com/

Statement as to Forward Looking Statements.

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Arête’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, whether the Company will be able to revise referenced financing to close its asset purchase referenced above. the Company’s dependence on its management, the Company’s lack of capital, changes in prices for crude oil and natural gas, the ability of management to execute plans to meet the Company’s goals and other risks inherent in the Company’s businesses that are detailed in the Company’s Securities and Exchange Commission (“SEC”) filings.  Readers are encouraged to review these risks in our SEC filings.

For Further Information Contact:

Arête Investor Relations:
Gerald Kieft
The WSR Group
772-219-7525
IR@theWSRgroup.com

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Source: Arete Industries, Inc.